Exhibit 10-I

Description of Matching Gift Program and
Vehicle Evaluation Program for Non-Employee Directors

Effective November 1, 2005, the matching gift program was discontinued. Under that program, non-employee directors could give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributed two dollars. The Company also provides directors with the use of company vehicles at an estimated average value for 2005 of approximately $28,000 per director. The directors are expected to provide evaluations of the vehicles to the Company.